QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

AGREEMENT

        This will confirm the agreement by and among the undersigned that the Amendment No. 2 to Schedule 13D filed with respect to the beneficial ownership by the undersigned of shares of common stock, par value $.001 per share of SeraCare, Inc. (now known as Biomat USA, Inc.), is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(2) under the Securities Exchange Act of 1934.

        IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 25th day of May, 2004.

PROBITAS PHARMA, S.A.
By:	/s/ VICTOR GRIFOLS ROURA Victor Grifols Roura Chief Executive Officer
INSTITUTO GRIFOLS, S.A.
By:	/s/ DR. JAVIER JORBA Dr. Javier Jorba Chief Executive Officer

QuickLinks

AGREEMENT